EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

PIMCO Capital Solutions BDC Corp.

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$40,000,000.00(1)	0.00014760

Fees Previously Paid			$5,904.00(2)

Total Transaction Valuation	$40,000,000.00(1)

Total Fees Due for Filing			$5,904.00(2)

Total Fees Previously Paid			$5,904.00

Total Fee Offsets

Net Fee Due			$0.00

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources

(1)

The transaction valuation is based upon the offer to purchase up to the amount of shares of common stock, par value $0.001, of PIMCO Capital Solutions BDC Corp. that can be repurchased with approximately $40,000,000.00. The fee of $5,904.00 was paid in connection with the filing of the Schedule TO-I by PIMCO Capital Solutions BDC Corp. (File No. 005-93712) on December 22, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.